Exhibit 99.1
Virco Reports Higher Revenue and Stable Operating Income for FYE 2017

•	Revenue up $4,822,000 to $173,417,000

•	Operating income stable at $5,944,000

•	Strong 4th Quarter and Robust backlog suggest broad-based improvement in funding environment for public schools

Globe Newswire-Torrance California-April 25, 2017-Virco Mfg. Corporation today announced improved results for its fiscal year ended January 31, 2017.

Virco Mfg. Corporation today reported higher revenue and operating income for the fourth quarter and year ended January 31, 2017. For the seasonally light fourth quarter of November through January, revenue was up 20% from $19,494,000 to $23,441,000. For the full year, revenue increased $4,822,000 to $173,417,000 from $168,595,000. After a slow start last year, order rates continued to accelerate all the way through winter. This higher order rate appears to be continuing into the early spring of this year, resulting in a proportionately higher backlog heading into the peak summer delivery season. Management will comment on this development in June when it provides its traditional first quarter assessment of market trends and conditions.

The previously announced reversal of an allowance against potentially unrealizable deferred tax benefits contributed a non-cash improvement of 17,962,000 to reported net income, boosting net income for the full year to $22,760,000 vs. $4,549,000 last year. The decision to reverse this allowance reflects management’s opinion that a return to consistently profitable operations makes it more likely than not these benefits will be realized in the future. From an operating standpoint, operations have now been successfully rebalanced to match current market demand. Because this was done without closing plants or selling assets, management further believes the Company will enjoy favorable operating leverage should current growth trends continue.

Some of this favorable leverage was recognized in FYE 2017, as the Company was able to provide meaningful wage and salary increases to its employees for the first time in seven years. This investment in our loyal and highly skilled American workforce was completely paid for by improved operating efficiencies. Selling prices to customers were not raised during the course of the year. Despite absorbing these well-deserved payroll increases, operating income remained stable compared to the prior year.

As global sourcing continues to evolve toward closer proximity to end users, this favorable momentum may continue as the Company’s U.S. factories further extend their cost, quality, and service advantages over models based on outsourcing.

Commenting on this year’s results, Chairman and CEO Robert Virtue said:

“It’s gratifying to see our public school customers returning to more stable funding. This means that conditions are finally beginning to improve in the communities where schools are located, and that bodes well for our business and the country as a whole. “

President Doug Virtue concurred:

“We have long believed there is an unbreakable link between good jobs, healthy families, and students fully prepared to become the next generation of leaders. We’re proud to have multiple generations of employees leading our business. The example we’ve set by keeping our U.S. factories open and globally competitive is entirely appropriate for a company that was founded to support America’s public schools.

“With momentum favorable and looking to continue, it appears that our patience and frugality may finally translate into favorable operating leverage. For products like ours that are bulky and highly seasonal, we think our vertically integrated domestic facilities offer significant cost and service advantages. We thank our skilled employees for their many contributions and our loyal shareholders for supporting this very long term strategy. It allowed us to keep manufacturing jobs here in the U.S. It also allowed us to supply America’s public schools with locally-made furniture-confirming that American factories can not only compete but win in a global environment.”

	Three Months Ended		Twelve Months Ended
	1/31/2017	1/31/2016	1/31/2017	1/31/2016
	(In thousands, except per share data)

Net sales	$ 23,441	$ 19,494	$ 173,417	$ 168,595
Cost of sales	17,010	15,284	110,874	108,985
Gross profit	6,431	4,210	62,543	59,610
Selling, general administrative & other expense	11,686	9,881	56,599	53,662
Operating (loss) income	(5,255)	(5,671)	5,944	5,948
Interest expense, net	141	151	1,217	1,281
Income (loss) before income taxes	(5,396)	(5,822)	4,727	4,667
Income tax expense (benefit)	(411)	(96)	(18,033)	118
Net income (loss)	$ (4,985)	$ (5,726)	$ 22,760	$ 4,549

Net income (loss) per share - basic (a)	$ (0.33)	$ (0.38)	$ 1.51	$ 0.31
Net income (loss) per share - diluted	$ (0.33)	$ (0.38)	$ 1.49	$ 0.30

Weighted average shares outstanding - basic (a)	15,128	14,971	15,067	14,914
Weighted average shares outstanding - diluted	15,128	14,971	15,266	15,118

(a) Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

			1/31/2017	1/31/2016
Current assets			$ 48,493	$ 46,772
Non-current assets			59,694	42,663
Current liabilities			21,585	22,778
Non-current liabilities			27,248	33,344
Stockholders' equity			59,354	33,313

Contact:

Virco Mfg. Corporation (310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Robert Dose, Chief Financial Officer

This news release contains “forward-looking statements” as defined by the Private Securities Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; market demand and product development; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry including the domestic market for classroom furniture; state and municipal bond and/or tax funding; the rate of completion of bond funded construction projects; cost control initiatives; absorption rates; the relative competitiveness of domestic vs. international supply chains; trends in shipping costs; use of temporary workers; marketing initiatives; and international or non K-12 markets. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2017 and other material filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.